Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-271671
PROSPECTUS
1,872,501 Shares

Stronghold Digital Mining, Inc.
Class A Common Stock
This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 1,872,501 shares of our Class A common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). Such shares consist of (a) (i) 466,661 shares of Class A common stock that have been issued to Armistice Capital Master Fund Ltd. (“Armistice”), (ii) 433,340 shares of Class A common stock that are issuable upon the exercise of pre-funded warrants acquired by Armistice (the “Pre-Funded Warrants”), and (iii) 900,000 shares of Class A common stock that are issuable upon the exercise of warrants acquired by Armistice (the “Armistice Warrants” and together with the Pre-Funded Warrants, the “Warrants”), in each case pursuant to a securities purchase agreement, dated April 20, 2023, between us and Armistice (the “Armistice Securities Purchase Agreement”), and (b) 72,500 shares of Class A common stock that have been issued to Neiswonger Construction, Inc. (“Neiswonger” and together with Armistice, the “selling stockholders”).
The selling stockholders may offer such shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the selling stockholders will offer or sell the shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. Any shares of Class A common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.
We are registering the shares offered by this prospectus for resale pursuant to, among other things, the Armistice Registration Rights Agreement (as defined herein), which we entered into pursuant to the Armistice Securities Purchase Agreement, and the Settlement Agreement and Mutual Release, dated April 26, 2023, by and between the Company and Neiswonger (the “Neiswonger Agreement”). We will not receive any of the proceeds from the sale of these shares of our Class A common stock by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We have agreed to pay all fees and expenses relating to registering these shares of Class A common stock. The selling stockholders will pay any broker commissions or similar commissions or fees incurred for the sale of these shares of Class A common stock.
Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus. Our Class A common stock is listed on The Nasdaq Global Market under the symbol “SDIG.” On May 19, 2023, the closing price of our Class A common stock was $6.45 per share.
We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We have two classes of common stock: Class A common stock and Class V common stock. Each share of Class V common stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our second amended and restated certificate of incorporation (as amended, the “second amended and restated certificate of incorporation”). Q Power LLC, which is controlled by Greg Beard, our Chairman and Chief Executive Officer, and Bill Spence, together with Messrs. Beard and Spence, held approximately 39.4% of the total voting stock outstanding as of May 5, 2023, including 100% of the Class V common stock outstanding, which votes together with the Class A common stock as a single class.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 6 and in the documents we file with the SEC that are incorporated by reference into this prospectus to read about factors you should consider before buying shares of our Class A common stock.
The date of this prospectus is May 25, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may offer and sell, from time to time, in one or more offerings, up to 1,872,501 shares of our Class A common stock.
We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our Class A common stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.
Industry and Market Data
The market data and certain other statistical information used or incorporated by reference into this prospectus are based on independent industry publications, publicly available information, business organizations, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholder have independently verified the accuracy or completeness of this information. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations in any statistical survey of market share data. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names
We rely on various trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
Presentation of Financial and Other Information
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our combined financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
REVERSE STOCK SPLIT
On May 15, 2023, we effected a 1-for-10 reverse stock split of the shares of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), and our Class V common stock, par value $0.0001 per share (the “Class V common stock”) (the “Reverse Stock Split”). Every 10 shares of issued and outstanding Class A common stock and Class V common stock were automatically combined into one issued and outstanding share of Class A common stock or Class V common stock, as applicable. Any fractional shares that would otherwise have resulted from the Reverse Stock Split were rounded up to the next whole number. Unless otherwise indicated, the number of shares of Class A common stock and Class V common stock presented in this prospectus is adjusted to reflect the Reverse Stock Split.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The website address of the SEC is www.sec.gov.
We make available free of charge on or through our website at www.ir.strongholddigitalmining.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.
We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.ir.strongholddigitalmining.com.
We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and all documents that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date on which the registration statement was initially filed with the SEC (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated, provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 3, 2023 (pursuant to Rule 12b-25 extension);
•	our Definitive Information Statement on Schedule 14C, filed with the SEC on January 30, 2023;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 12, 2023;
•
our Current Reports on Form 8-K filed with the SEC (except for items 2.02 and 7.01) on January 3, 2023, January 13, 2023, February 7, 2023, February 24, 2023, March 13, 2023, March 21, 2023, March 22, 2023, April 3, 2023, April 5, 2023, April 24, 2023, May 5, 2023, and May 19, 2023; and

•
the description of our capital stock contained in our Registration Statement on Form 8-A, dated October 19, 2021 and any amendment or report filed with the SEC for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 3, 2023.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to Stronghold Digital Mining, Inc., 595 Madison Avenue, 28th Floor, New York, New York 10022, telephone (845) 579-5992. We also maintain a website at www.strongholddigitalmining.com where incorporated reports or other documents filed with the SEC may be accessed. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.
You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or post-effective amendment that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement or post-effective amendment is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT STRONGHOLD DIGITAL MINING INC.
Except as otherwise indicated or required by the context, all references in this prospectus to the “Company,” “we,” “us” or “our” relate to Stronghold Digital Mining, Inc. (“Stronghold Inc.”) and its consolidated subsidiaries following the reorganization of the Company effected on April 1, 2021. References in this prospectus to “Q Power” refer to Q Power LLC, which prior to the reorganization (i) was the sole regarded owner of Stronghold Digital Mining LLC (f/k/a Stronghold Power LLC) (“SDM”) and (ii) indirectly held 70% of the limited partner interests and 100% of the general partner interests in Scrubgrass Reclamation Company, L.P. (f/k/a Scrubgrass Generating Company, L.P.) (“Scrubgrass LP”).
Overview
We are a low-cost, environmentally beneficial, vertically integrated crypto asset mining company currently focused on mining Bitcoin and environmental remediation and reclamation services. We wholly own and operate two coal refuse power generation facilities that we have upgraded: (i) our first reclamation facility located on a 650-acre site in Scrubgrass Township, Venango County, Pennsylvania, which we acquired the remaining interest of in April 2021 and has the capacity to generate approximately 83.5 megawatts (“MW”) of electricity and (ii) a facility located near Nesquehoning, Pennsylvania, which we acquired in November 2021 and which has the capacity to generate approximately 80 MW of electricity, each of which is as an Alternative Energy System because coal refuse is classified under Pennsylvania law as a Tier II Alternative Energy Source (large-scale hydropower is also classified in this tier). We are committed to generating our energy and managing our assets sustainably, and we believe that we are one of the first vertically integrated crypto asset mining companies with a focus on environmentally beneficial operations.
Emerging Growth Company and Smaller Reporting Company Status
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•	We are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;
•
We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and
•
We are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”) or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; (iii) on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or (iv) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of the reduced disclosure obligations listed above in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. In particular, we have elected to adopt the reduced disclosure with respect to our executive compensation disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and that will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter and (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.
Our Offices
Our principal executive offices are located at 595 Madison Avenue, 28th Floor, New York, New York 10022, and our telephone number at that address is (845) 579-5992. Our website address is www.strongholddigitalmining.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” contained in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”), and any updates in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with the other information contained or incorporated by reference in this prospectus, including the risk factors described in our filings with the SEC, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes that are incorporated by reference into this prospectus before investing in our Class A common stock. The occurrence of any of these risks could materially and adversely affect our business, financial condition, results of operations, in which case the trading price of our Class A common stock could decline and you could lose all or part of your investment.
Risks Related to our Class A Common Stock
Sales of substantial amounts of our Class A common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our Class A common stock.
We are registering the offer and sale of the Class A common shares covered by this prospectus to, among other things, satisfy the registration rights we granted to the selling stockholders, so that the Class A common stock may be offered for sale into the public market by the selling stockholders. Further, we have previously registered for resale additional shares of Class A common stock held by other stockholders pursuant to effective registration statements. Subject to certain exceptions, we may be obligated to keep this prospectus current so that the shares of Class A common stock covered by this prospectus can be sold in the public market at any time. The number of shares of Class A common stock covered by this prospectus is significant in relation to our currently outstanding Class A common stock and the historical trading volume of our Class A common stock. The sale by the selling stockholders of all or a significant portion of the shares of Class A common stock covered by this prospectus could have a material adverse effect on the market price of our Class A common stock. In addition, the perception in the public markets that the selling stockholders might sell all or a portion of the shares of Class A common stock covered by this prospectus could also, in and of itself, have a material adverse effect on the market price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “may,” “might,” “will,” “should,” “seek,” “approximately,” “plan,” “possible,” “potential,” “predict,” “continue,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” or the negative of such terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus or included in the 2022 Form 10-K, or any subsequent filings with the SEC under the Exchange Act and in the other documents incorporated by reference in this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•	the hybrid nature of our business model, which is highly dependent on the price of Bitcoin;
•	our ability to raise capital to fund our business growth;
•	our dependence on the level of demand and financial performance of the crypto asset industry;
•	our ability to manage our growth, business, financial results and results of operations;
•	uncertainty regarding our evolving business model;
•	our ability to maintain sufficient liquidity to fund operations, growth and acquisitions;
•	our substantial indebtedness and its effect on our results of operations and our financial condition;
•	uncertainty regarding the outcomes of any investigations or proceedings;
•	our ability to retain management and key personnel and the integration of new management;
•	our ability to enter into purchase agreements, acquisitions and financing transactions;
•	our ability to maintain our relationships with our third-party brokers and our dependence on their performance;
•	public health crises, epidemics, and pandemics such as the coronavirus (“COVID-19”) pandemic;
•	our ability to procure crypto asset mining equipment from foreign-based suppliers;
•
developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act;

•	the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets;
•	our ability to respond to price fluctuations and rapidly changing technology;
•	our ability to operate our coal refuse power generation facilities as planned;
•	our ability to remain listed on a stock exchange and maintain an active trading market
•	our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and
•	legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements.

We caution you that these forward-looking statements are subject to a variety of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our products and services, the seasonality and volatility of the crypto asset industry, our acquisition strategies, the inability to comply with developments and changes in regulation, cash flow and access to capital, maintenance of third party relationships, the COVID-19 pandemic and the other risks described under “Risk Factors” in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.
Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS
We are registering 1,872,501 shares of Class A common stock for resale by the selling stockholders, consisting of (i) 466,661 shares of Class A common stock that have been issued to Armistice, (ii) 433,340 shares of Class A common stock that are issuable upon the exercise of the Pre-Funded Warrants issued to Armistice, (iii) 900,000 shares of Class A common stock that are issuable upon the exercise of the Armistice Warrants issued to Armistice, and (iv) 72,500 shares of Class A common stock that have been issued to Neiswonger. We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. The net proceeds from the sale of the shares of our Class A common stock offered pursuant to this prospectus will be received by the selling stockholders for their respective accounts. Pursuant to the Armistice Registration Rights Agreement and the Neiswonger Settlement Agreement, we have agreed to pay all fees and expenses relating to registering these shares of our Class A common stock. The selling stockholders will pay any broker commissions or similar commissions or fees incurred for the sale of such shares.

SELLING STOCKHOLDERS
Pursuant to the Armistice Securities Purchase Agreement, we entered into the Armistice Registration Rights Agreement and agreed to prepare and file this registration statement covering the resale of all Registrable Securities (as defined in the Armistice Registration Rights Agreement), and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframes specified in the Armistice Registration Rights Agreement (but in no event after 60th calendar day following the date of the Armistice Registration Rights Agreement or, in the event of a review by the SEC, the 90th calendar day); failure to do so will result in certain liquidated damages as set forth in the Armistice Registration Rights Agreement. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. Further, pursuant to the terms of the Neiswonger Agreement, we have agreed to use our commercially reasonable efforts to file a registration statement on Form S-3 registering the 72,500 shares of Class A common stock held by Neiswonger within 30 days of date of the Neiswonger Agreement.
We are registering 1,872,501 shares of Class A common stock consisting of, (i) 466,661 shares of Class A common stock that have been issued to Armistice, (ii) 433,340 shares of Class A common stock that are issuable upon the exercise of the Pre-Funded Warrants issued to Armistice, (iii) 900,000 shares of Class A common stock that are issuable upon the exercise of the Armistice Warrants issued to Armistice, and (iv) 72,500 shares of Class A common stock that have been issued to Neiswonger, in order to permit the selling stockholders to offer such shares for resale from time to time pursuant to this prospectus. This prospectus also covers any additional securities that may become issuable in respect of the shares described in this paragraph by reason of stock splits, stock dividends or other similar transactions.
On April 20, 2023, we entered into the Armistice Securities Purchase Agreement with Armistice for the issuance and sale of 466,661 shares of Class A common stock, Pre-Funded Warrants to purchase an aggregate of 433,340 shares of Class A common stock, and the Armistice Warrants to purchase an aggregate of 900,000 shares of Class A common stock. The Pre-Funded Warrants and Armistice Warrants have an initial exercise price, subject to certain adjustments, of $0.0001 and $10.00 per share, respectively. Subject to certain ownership limitations, the Armistice Warrants are exercisable six months after the date of issuance and will be exercisable for five and a half years commencing upon the date of issuance. Subject to certain ownership limitations, the Pre-Funded Warrants are exercisable upon issuance. Additionally, on April 26, 2023, we entered into the Neiswonger Agreement for the issuance of 72,500 shares of Class A common stock to Neiswonger.
When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our Class A common stock, in accordance with the terms of the Armistice Registration Rights Agreement and the Neiswonger Agreement and other than through a public sale.
The table below lists the selling stockholders and other information regarding the ownership of the shares of Class A common stock by the selling stockholders. This includes the number of shares of Class A common stock owned by the selling stockholders, based on information provided to us by each selling stockholder, based on its ownership of the shares of Class A common stock and securities convertible or exercisable into shares of Class A common stock, as of May 1, 2023, assuming exercise of the securities convertible into or exercisable for shares of Class A common stock held by such selling stockholder on that date, if applicable, without regard to any limitations on conversions or exercises.
This prospectus generally covers the resale of the maximum number of Class A common stock that may be received upon exercise of the Warrants. The table below assumes that the outstanding Warrants are converted or exercised in full into shares of Class A common stock as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations, including any applicable Beneficial Ownership Limitations on the exercise of the Warrants or exercisability limitations. The column titled “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Armistice Warrants and the Pre-Funded Warrants, a selling stockholder may not exercise the Armistice Warrants or the Pre-Funded Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A common stock which would exceed 4.99% and 9.99%, respectively, of our then outstanding Class A common stock following such exercise, excluding for purposes of such determination shares of Class A common stock issuable upon the exercise of such Armistice Warrants and the Pre-Funded Warrants which have not been converted or exercised (collectively, the “Beneficial Ownership Limitations”). Further, the Armistice Warrants are only exercisable six months after the date of issuance. The number of shares in the table do not reflect these limitations.
Except as noted in the footnotes to the table below or elsewhere in this prospectus, the selling stockholders do not have, and have not had since our inception, any position, office or other material relationship with us or any of our affiliates. Based on information provided to us by each selling stockholder and as of the date the same was provided to us, assuming that such selling stockholder sells all the shares of our Class A common stock beneficially owned by it that have been registered by us pursuant to this registration statement and does not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Shares Beneficially Owned After the Offering.” See “Plan of Distribution.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.
	Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Being Offered(1)	Shares Beneficially Owned After the Offering(1)
	Class A Common Stock		Cumulative Voting Power	Class A Common Stock	Class A Common Stock		Cumulative Voting Power
Name of Selling Stockholder	Number	%(1)	%(1)	Number	Number	%	%
Armistice Capital Master Fund Ltd.(2)	2,300,001	32.2%	23.6%	1,800,001	500,000	8.6%	5.9%
Neiswonger Construction, Inc.(3)	72,500	1.4%	*	72,500	0	*	*
*	Indicates beneficial ownership of less than 1%.
(1)
Assumes that the outstanding Armistice Warrants and the Pre-Funded Warrants will be exercised in full, without regard to any limitations, including any beneficial ownership limitations, on the exercise of the Armistice Warrants and the Pre-Funded Warrants. Under the terms of the Armistice Warrants and the Pre-Funded Warrants, a selling stockholder may not exercise the Armistice Warrants and the Pre-Funded Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% and 9.99%, respectively, of our then outstanding Class A common stock following such exercise, excluding for purposes of such determination shares of Class A common stock issuable upon the exercise of such Armistice Warrants and the Pre-Funded Warrants which have not been exercised. Further, the Armistice Warrants are only exercisable six months after the date of issuance.

(2)
As of May 1, 2023, consists of (i) 466,661 shares of Class A common stock that have been issued to Armistice, (ii) 433,340 shares of Class A common stock that are issuable upon the exercise of the Pre-Funded Warrants acquired by Armistice, (iii) 900,000 shares of Class A common stock that are issuable upon the exercise of the Armistice Warrants acquired by Armistice, and (iv) 500,000 shares of Class A common stock that are issuable upon the exercise of the warrants (the “2022 Warrants”), with an exercise price of $10.10 per share, acquired by Armistice. The 2022 Warrants have a Beneficial Ownership Limitation of 4.99%. Such securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The business address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(3)
Consists of 72,500 shares of Class A common stock directly held by Neiswonger Construction Inc. (the “Neiswonger Securities”). Such securities are directly held by Neiswonger, a Pennsylvania corporation, and may be deemed to be indirectly beneficially owned by Vincent Claire Neiswonger, its President, and by Michael Paul Johnston, its VP Finance. Each of Vincent Claire Neiswonger and Michael Paul Johnston disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The principal business office of Neiswonger is 17592 RT 322, Strattanville, PA 16258.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of Stronghold Inc. consists of 238,000,000 shares of Class A common stock, $0.0001 par value per share, 50,000,000 shares of Class V common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share, of which a series of 23,102 shares of Series C Preferred Stock has been designated. As of May 1, 2023, there were 5,300,275 shares of Class A common stock, 2,605,760 shares of Class V common stock, and 21,542 shares of Series C Preferred Stock issued and outstanding. As of May 1, 2023 there were 41 stockholders of record of our Class A common stock, one stockholder of record of our Class V common stock and three stockholders of record of our Series C Preferred Stock.
The following summary of the capital stock, our second amended and restated certificate of incorporation and amended and restated bylaws of Stronghold Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our second amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Class A Common Stock
Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All issued and outstanding shares of our Class A common stock are fully paid and non-assessable.
Class V Common Stock
Voting Rights. Holders of shares of our Class V common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval.
Dividend and Liquidation Rights. Holders of our Class V common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class V common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class V common stock paid proportionally with respect to each outstanding share of Class V common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares for Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Holders of our Class V common stock do not have any right to receive a distribution upon a liquidation or winding up of Stronghold Inc.
Other Matters. The shares of Class V common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class V common stock. All outstanding shares of our Class V common stock are fully paid and non-assessable.
Preferred Stock
General Description
Our second amended and restated certificate of incorporation authorizes our Board, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.0001 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board.
The certificate of designation fixes for each class or series the designations, powers, preferences, rights, the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;
•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
•
whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;
•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;
•
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences, and limitations of that series.
The rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. In some cases, the issuance of preferred stock could delay or discourage a change of control in us. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.
Series C Preferred Stock
Pursuant to our Certificate of Designations (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware with respect to the Series C Preferred Stock, we designated 23,102 shares of our authorized and unissued preferred stock as Series C Preferred Stock, and established the rights, preferences and privileges of the Series C Preferred Stock, which are summarized below. As of March 31, 2023, we had 21,542 shares of Series C Preferred Stock outstanding.
Designation and Amount. The Certificate of Designations designates twenty-three thousand, one hundred two (23,102) shares of Series C Preferred Stock, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Certificate of Designations (the “Stated Value”).
Ranking and Liquidation Preference. The Series C Preferred Stock ranks, with respect to rights upon an acquisition, merger or consolidation of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary (collectively, a “Liquidation Event”), (i) senior to the Class A common stock and Class V common stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock with respect to a Liquidation Event (“Junior Stock”), (ii) on a parity with any other class or series of capital stock of the Company the terms of which provide that such class or series ranks on a parity with the Series C Preferred Stock with respect to a Liquidation Event (“Parity Stock”), and (iii) junior to any other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock with respect to a Liquidation Event (“Senior Stock”). In the event of a Liquidation Event, each holder of shares of Series C Preferred Stock then outstanding shall be entitled to receive, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Junior Stock, an amount per share of Series C Preferred Stock equal to the Stated Value.
Voting Rights. Except as required by the DGCL or our second amended and restated certificate of incorporation, holders of shares of Series C Preferred Stock do not have any voting rights, except that the approval of holders of at least two-thirds (66.67%) of the then-outstanding shares of Series C Preferred Stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of our second amended and restated certificate of incorporation or our amended and restated bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series C Preferred Stock, or (b) any provision of the Certificate of Designations, (ii) authorize, create, increase the amount of, or issue any Series C Preferred Stock or any class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series C Preferred Stock, Senior Stock, or Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Certificate of Designations) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series C Preferred Stock, and (iv) agree or consent to any of the foregoing.
Optional Conversion. Each holder is entitled, upon written notice to the Company, to convert all or a portion of such holder’s outstanding shares of Series C Preferred Stock into a number of shares of Class A common stock (an “Optional Conversion”) at a conversion rate equal to (i) the Stated Value plus cash in lieu of any fractional shares, divided by (ii) a conversion price of $4.00 per share of Class A common stock, subject to certain adjustments provided in the Certificate of Designations (the “Conversion Price”). A holder does not have the right to effect an Optional Conversion to the extent that, after giving effect to such conversion, such holder (together with such holder’s affiliates and any person acting as a group with such holder or any of its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion (the “Series C Beneficial Ownership Limitation”).
In the event of any Fundamental Transaction, as described in the Certificate of Designations and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of shares of the Class A common stock, or stock purchase agreement or other business combination wherein another person or group acquires more than 50% of the then-outstanding shares of Class A common stock, then upon any subsequent Optional Conversion or the Automatic Conversion (as defined below), the holder has the right to receive as alternative consideration, for each share of Class A common stock that would have been issuable upon such Optional Conversion or the Automatic Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Class A common stock into which the shares of Series C Preferred Stock are convertible immediately prior to such event.
Automatic Conversion. Upon the fifth anniversary of the date of issuance of the Series C Preferred Stock, each share of Series C Preferred Stock then outstanding will automatically and immediately convert into shares of Class A common stock or, to the extent such conversion would cause a holder to exceed the Series C Beneficial Ownership Limitation, into Pre-Funded Warrants (the “Automatic Conversion”).
Other Rights. The Series C Preferred Stock is not entitled to receive dividends, does not have preemptive or subscription rights, and has no redemption or sinking fund provisions or rights.
This summary of certain provisions of the Certificate of Designations is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Certificate of Designations.

Registration Rights Agreements
We have entered into various registration rights agreements, certain of which have continued registration obligations. The following summary of certain provisions of the following registration rights agreements is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of such registration rights agreements.
Pursuant to a Registration Rights Agreement, dated April 21, 2023, that we entered into with Armistice (the “Armistice Registration Rights Agreement”), we have agreed to file this registration statement with respect to the registration of the resale by Armistice of all Registrable Securities (as defined in the Armistice Registration Rights Agreement), and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframes specified in the Armistice Registration Rights Agreement (but in no event after 60th calendar day following the date of the Armistice Registration Rights Agreement or, in the event of a review by the SEC, the 90th calendar day); failure to do so will result in certain liquidated damages as set forth in the Armistice Registration Rights Agreement. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we use commercially reasonable efforts to keep this registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.
We have agreed to indemnify Armistice for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholder sells its Registrable Securities pursuant to these registration rights. The selling stockholders will, in turn, agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in the registration statement.
This summary of certain provisions of the Armistice Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Armistice Registration Rights Agreement.
Further, pursuant to the terms of the Neiswonger Agreement, we have agreed to use our commercially reasonable efforts to file a registration statement on Form S-3 registering the 72,500 shares of Class A common stock held by Neiswonger within 30 days of the date of the Neiswonger Agreement.
Other Registration Rights Agreements
Pursuant to the terms of (i) an exchange agreement, dated December 30, 2022, between us and certain parties thereto, we entered into a registration rights agreement with such parties (the “Exchange Registration Rights Agreement”), (ii) a credit agreement, dated October 27, 2022, as subsequently amended, we entered into a registration rights agreement with Whitehawk Finance LLC (the “Whitehawk Registration Rights Agreement”) and (iii) a settlement agreement and mutual release, dated March 28, 2023, we entered into a registration rights agreement with Bruce – Merrilees Electric Co. (the “B&M Registration Rights Agreement” and, together with the Exchange Registration Rights Agreement and the Whitehawk Registration Rights Agreement, the “2023 Registration Rights Agreements”).
Pursuant to the 2023 Registration Rights Agreements, we were required to file a registration statement covering the resale of the Registrable Securities (as defined in each 2023 Registration Rights Agreement) with the SEC on a continuous basis and, upon such registration statement being declared effective under the Securities Act, to use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered thereunder (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We filed such registration statement with the SEC on April 5, 2023 (SEC File No. 333-271151), and it was declared effective by the SEC on April 14, 2023.
On September 13, 2022, pursuant to the terms of a securities purchase agreement, dated September 13, 2022, between us and Armistice, as subsequently amended (the “2022 Armistice SPA”) we entered into a registration rights agreement (the “2022 Armistice Registration Rights Agreement”). Pursuant to the 2022 Armistice Registration Rights Agreement, we were required to file a registration statement covering the resale of the securities issued and sold pursuant to the 2022 Armistice SPA with the SEC on a continuous basis pursuant to Rule 415 promulgated under the Securities Act and, upon such registration statement being declared effective under the Securities Act, to use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered thereunder (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We filed such registration statement with the SEC on October 13, 2022 (SEC File No. 333-267869), and it was declared effective by the SEC on February 10, 2023.
Anti-Takeover Effects of Provisions of Our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our second amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•	the transaction is approved by the Board before the date the interested shareholder attained that status;
•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our second amended and restated certificate of incorporation and our amended and restated bylaws:
•
establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•
provide that the authorized number of directors may be changed only by resolution of the Board, unless the second amended and restated certificate of incorporation fixes the number of directors, in which case, a change in the number of directors shall be made only by amendment of the certificate of incorporation;

•
provide that our second amended and restated certificate of incorporation may only be amended by the affirmative vote of the holders of at least 50% of our then outstanding of stock in the Company entitled to voted thereon, voting together as a single class;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that prior to the date on which Q Power and its affiliates no longer beneficially owns 40% or more of the combined outstanding shares of Class A common stock and Class V common stock (the “Trigger Date”), any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing;

•
provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock entitled to vote generally in the election of directors, acting at a meeting of the stockholders or by written consent (if permitted), subject to the rights of the holders of any series of preferred stock, shall be required to remove any or all of the directors from office, and such removal may be with or without “cause”;

•	provide that special meetings of our stockholders may only be called by the chief executive officer, the chairman of the board (or any co-chairman), or by a majority of the board;
•	provide that our bylaws can be amended by the Board or stockholders of 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon; and
•	prohibit cumulative voting for the election of directors, unless otherwise provided in the second amended and restated certificate of incorporation.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Forum Selection
Our second amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•
any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or our bylaws; or

•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our second amended and restated certificate of incorporation is inapplicable or unenforceable.
Corporate Opportunities
Our second amended and restated certificate of incorporation, to the fullest extent permitted by law, renounces any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Q Power, its affiliated directors and affiliates, and our non-employee directors, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be a corporate or business opportunity in which we or any of our subsidiaries could have an interest or expectancy. In addition, to the fullest extent permitted by law, in the event that Q Power, its affiliated directors and affiliates, and our directors acquire knowledge of any such opportunity, other than in their capacity as a member of our Board, such person will have no duty to communicate or present such opportunity to us or any of our subsidiaries, and they may take any such opportunity for themselves or offer it to another person or entity.
Limitation of Liability and Indemnification Matters
Our second amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.
This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our second amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Stock Exchange Listing
Our Class A common stock is listed on The Nasdaq Global Market and trades under the symbol “SDIG.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	tax qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.
PROSPECTIVE INVESTORS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with and rely solely upon their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Distributions
We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Class A Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is and continues to be “regularly traded on an established securities market”(within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete or comprehensive, and no assurance is or can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of those changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release, including the date of this prospectus. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment, legal or other advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as the Plan’s assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION
This prospectus includes the registration for resale of 1,872,501 shares of Class A common stock by the selling stockholders, consisting of (i) 466,661 shares of Class A common stock that have been issued to Armistice, (ii) 433,340 shares of Class A common stock that are issuable upon the exercise of the Pre-Funded Warrants issued to Armistice, (iii) 900,000 shares of Class A common stock that are issuable upon the exercise of the Armistice Warrants issued to Armistice, and (iv) 72,500 shares of Class A common stock that have been issued to Neiswonger, to permit each of the selling stockholders and its pledgees, transferees or other successors-in-interest that receive its securities after the date of this prospectus to resell or otherwise dispose of the securities in the manner contemplated in this section.
The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are then traded or quoted or in private transactions. These sales may be fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of disposition; and
•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers, may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their securities.
There can be no assurance that any selling stockholders will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.
The aggregate proceeds to the selling stockholders from the sale of securities offered by them will be the purchase price of the securities less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from the sale of securities in this offering. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We will bear all fees and expenses incident to our obligation to register the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of our Class A common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., New York, New York.
EXPERTS
The audited financial statements of Stronghold Digital Mining, Inc. incorporated by reference into this registration statement have been so included in reliance upon the report of Urish Popeck & Co., LLC, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Stronghold Digital Mining, Inc.
1,872,501 shares of Class A Common Stock
PROSPECTUS
May 25, 2023